EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:               3:30 p.m. July 31, 2025

United Bancorp, Inc. Reports 2025 Second Quarter and Six-Month Earnings Performance

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.33 and net income of $1,914,000 for the three months ended June 30, 2025. For the first six months of the current year, UBCP reported diluted earnings per share of $0.65 and net income of $3,786,000.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are happy to report on the increased earnings for the second quarter ended June 30, 2025 and, the overall solid performance achieved by United Bancorp, Inc. (UBCP) for the first six months of 2025. For the quarter, our Company produced net income and diluted earnings per share of $1,914,000 and $0.33, which are respective increases of $175,000 and $0.03, or 10.0% for each, over the results achieved for the second quarter of the previous year. In addition, and on a linked-quarter basis, our Company’s net income and diluted earnings per share results also respectively increased by $43,000, or 2.3%, and $0.01 or 3.1%. For the first six months of 2025, UBCP produced net income of $3,786,000, an increase of $54,000, or 1.4%, over the previous year and diluted earnings per share of $0.65, which matched the level achieved the previous year. Considering, over the course of the past twelve months, we have undertaken several transformative projects that have added to our noninterest expense levels, such as: the construction of our new Wheeling Banking Center, the development and scaling out of both Unified Mortgage and our Treasury Management Programs, the investment in new technology and digital transformation and the acquisition of a property in St. Clairsville, Ohio that will become our Unified Center--- which will house our Accounting, Information Technology and Customer Sales and Service Functions--- we are very happy with the present performance of our Company. With our unwavering focus on growing our Company through our investment in infrastructure, product development and delivery, we strongly believe that these current undertakings… which are dilutive to current financial performance… will provide a pathway to future growth and lead to increasingly higher performance over the course of the next twelve to twenty-four months, and help us to maintain our overall relevance for many years to come.”

Greenwood continued, “As we all know, the economic environment in which we are operating is posing challenges for all businesses with the present high degree of uncertainty that permeates our national and world economies as a result of the tariffs that were announced earlier this year under the new administration and which are in the process of being enacted. This new trade policy--- coupled with a potentially slowing economic output and lingering inflation--- has led many of us to question the future direction of our economy and what impact it will have on the businesses that operate therein, including our Company. Even though we have dealt with changing fiscal and monetary policy over the course of the past couple of years, this new economic reality relating to trade policy has only recently been cast upon us. Thus far, our Company has responded in a positive fashion to this new economic uncertainty with which we have been confronted on both a year-to-date and year-over-year basis. For the first six months of 2025 compared to the same six- month period the previous year, the net interest income that our Company realized increased by $526,000, or 4.3%, and our net interest margin improved by eleven (11) basis points to 3.65% from 3.54%. Of note, on a year-over-year basis for the most recently ended quarter, our Company’s net interest income increased by $394,000, or 6.4%. We are optimistic that we can continue this current increasing and expansionary trend for both our total interest income and net interest margin for the remainder of this year. Primarily driving the growth in our net interest income and our margin expansion is the growth that our Company achieved in its total assets, increasing on a year-over-year basis by $26.0 million, or 3.2%, to a level of $847.9 million as of June 30, 2025. This growth in total assets was comprised of gross loans increasing by $16.2 million, or 3.4%, to a level of $500.7 million and cash and due from the Federal Reserve Bank increasing by $12.1 million, or 32.3%, to a level of $49.7 million as of the most recently ended quarter. Excitedly, for the first time in our Company’s history, our gross loans exceeded a threshold of a half-billion dollars! With our present liquidity levels at the Federal Reserve, we will have a keen focus on continuing to grow this higher-yielding asset category as we progress into this year. This anticipated growth in our Company’s gross loans, along with the continued repricing of our loan portfolio in a higher-rate environment, should contribute to our Company continuing to generate higher levels of interest income on loans and loan related fees, which should positively contribute to the aforementioned projection of higher levels of net interest income being realized for the remainder of the year.” Greenwood continued, “Looking at the interest expense side of the net interest margin, our Company’s total interest expense did respectively increase on both a year-to-date and year-over-year basis for the most recently ended quarter by $229,000, or 3.2%, and $139,000 or 3.8%. This modest increase in our Company’s total interest expense was primarily driven by a year-over-year increase in our total deposits of $19.8 million, or 3.2%, to a level of $642.9 million and a shift in our Company’s depository mix with a decrease in our lower-cost funding (consisting of demand and savings balances) and an increase in our higher-cost term funding (consisting of time deposits). Even with this reality, our Company’s interest expense to average assets only increased year-over-year by five (5) basis points to a level of 1.79%. In the present environment in which we operate, we do anticipate that we will be able to continue controlling our total interest expense at a level that should continue to contribute to net interest income expansion and margin accretion during the current year.”

Lastly, Greenwood stated, “Even with many of our borrowers experiencing rate resets to levels that may be double their previous rates on their loans in this higher-rate environment and with the economic uncertainty that continues, we have successfully maintained credit-related strength and stability within our loan portfolio. As of June 30, 2025, our Company’s total nonaccrual loans and loans past due 30 plus days were $2.2 million, or 0.45% of gross loans, which is up from last year by $1.1 million; but, down on a linked-quarter basis by $598,000 from a level of $2.8 million. Year-over-year, our loans past due thirty plus days actually decreased by ($340,000) or (43.3%). But, our nonaccrual loans increased by $1.4 million with a majority of this being attributed to one commercial relationship. As of the end of the most recently completed quarter, our Company’s nonperforming assets to total assets was 0.60%, an increase of fourteen (14) basis points from the previous year’s level of 0.46%; but, lower on a linked-quarter basis by eight (8) basis points. These reported levels continue to be well-below historic levels and compare very favorably to peer. Further highlighting the overall strength of our loan portfolio, our Company had net loans charged off (excluding overdrafts) of ($122,000) for the first six months of this year, which annualized is (0.07%) of average loans and is in-line with the previous year. Considering some of the economic uncertainty and macroeconomic trends in the current year--- along with the growth in our gross loans--- our Company had a provision for credit loss expense of $302,000 year-to-date for the quarter ended June 30, 2025, which is an increase of $68,000 year-over-year and led to a decrease in our Company’s diluted earnings per share of ($0.03) in the current year.” Greenwood concluded, “Even considering our growing gross loans… with the increased provision for credit losses this year and continued solid credit quality-related metrics as of the most recently ended quarter, our Company had a total allowance for credit losses to total loans of 0.83%, which is a one (1) basis point increase over the previous year, and our total allowance for credit losses to nonaccrual loans was 231% as of June 30, 2025. Overall, we firmly believe that we are presently well reserved with strong coverage. Also, our Company remains very well capitalized by regulatory standards with regulatory capital (stockholders’ equity plus accumulated other comprehensive loss (AOCI)) of $74.1 million, or 8.9%, of average assets as of June 30, 2025.”

Scott A. Everson, Chairman, President and CEO stated, “Considering that the uncertainty relating to our country’s present economic outlook remains elevated due to our current administrations recently implemented trade policy--- coupled with the arguably overly restrictive monetary policy position of the Federal Open Market Committee’s (FOMC) under which we presently operate--- our Company has performed in an admirable fashion over the course of the first six months of 2025. We are happy to see the growth trends that we have experienced during the first two quarters of the current year in both our total deposits and gross loans and the current quality of the credit related metrics of our loan portfolio that remain relatively stable and low by historic standards. With the stronger demand for our loan products that we are currently experiencing--- especially, in the relationship-driven, small-business oriented commercial portfolio, which accounts for approximately eighty percent (80%) of our total loans--- we can continue our focus of attracting more deposits to fund this increased loan demand that we continued to see over the course of the most recently ended quarter and, once again, begin growing our Company and working toward achieving our goal of growing our total assets to a level of $1.0 billion or greater! As we invest in the infrastructure of our Company, we have a lot of positive operating leverage and scale is definitely our friend. This anticipated growth that we envision should lead to increasing revenue generation and profitability in future periods.”

Everson continued, “Under it’s guiding principles and vision, United Bancorp, Inc. (UBCP) has had a goal to grow its asset-base to a level of $1.0 billion (and, beyond) for the past several years. With all of the economic uncertainty and challenges within the past few years with which we have been confronted, our Company adopted a more defensive posture… which sacrificed growth for the sake of maintaining sound performance with a more conservative balance sheet management approach. Beginning in 2024, we began to adopt a more offensive-oriented posture with a focus, once again, on driving the growth of the balance sheet of our Company, which we believe will lead to higher levels of earnings and profitability and ensure our long-term relevance. Several new initiatives (some of which we have previously announced and have already undertaken or begun) are key to driving this envisioned growth. A major initiative that our Company has undertaken--- as we put our proverbial “foot on the accelerator” to achieve our envisioned growth objective--- is the development and construction of a new regional banking center in the desirable market of Wheeling, West Virginia. We are excited with the progress that has been made on this highly-promising banking center, which is scheduled to open within the next ninety (90) days. Even though this banking center has not yet opened, some of the recent growth within our loan portfolio is directly attributed to this office through the efforts of our business development team that we already have in place. We firmly believe that within five years, this new banking center will be a top performer for UBCP!” Everson further stated, “Another exciting initiative that we have undertaken and more fully developed over the course of the past year is our new Unified Mortgage Division. Last year, this new division helped our Company produce higher levels of fee income and we believe that as we scale this function more fully, it will only become more lucrative for us. We have also become more focused on developing our Treasury Management function, which focusses on helping our small business customers with cash management, merchant services and payments. Not only does this developing department within our Company help generate higher levels of fee income, it also is key to helping us grow our no or low-cost deposit base… both of which lead to increased profitability. Also, over the course of the past year, UBCP has made a tremendous investment in the area of technology as we focus on digital transformation and omni-channel delivery, which will ensure that we meet the changing needs of our customer base and attract new customers to our Company. We are also in the process of implementing artificial intelligence (AI), which will help us better serve our customers by more effectively and efficiently answering customer inquiries on their terms and guide them to the best financial solutions to meet their current and changing needs. Lastly, we acquired a property in St. Clairsville, Ohio that will house the Accounting, Technology and Customer Support functions for our Company, which will be known as the Unified Center. As UBCP has grown and evolved over the course of the past several years (and, as we continue to do so), we have had a need for a facility such as this. I am most excited about the Customer Support function that we are developing at the Unified Center, which will centralize the service function of our Company with team members that are highly skilled and more capable of providing a more “Unified Experience” to our valued customers. In addition, it will have a sales-oriented function, which is anticipated to lead to additional business for our Company (with the help of our AI-solution) by routing inbound inquiries from any banking channel to a skilled sales professional. This process will focus on the development and expansion of relationships through more effective on-boarding practices and the cross-selling of additional products and services to our existing and newly prospected customers through this much more efficient and effective delivery channel. The renovation of the Unified Center should be completed by year-end and will be ready for our occupancy and the launch of our new and exciting customer-centric solutions in the first quarter of next year.”

Everson continued, “As always, our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In these areas, our shareholders have been nicely rewarded. In the first half of the current year, we, once again, paid both our regular cash dividend and a special dividend to our valued shareholders. With these payouts, the regular cash dividend increased by $0.02 from the previous year to a level of $0.3675, an increase of 5.8%. The special cash dividend paid out in the first quarter of this year was $0.1750, which was an increase of $0.025, or 16.7%, over the payout the previous year. In the current year, United Bancorp, Inc. (UBCP) has paid total cash dividends to its shareholders in the amount of $0.5425, an increase of $0.045, or 9.1%, over the amount paid in the first six months of 2024, which produces a near-industry leading total dividend yield of 6.3%. This total dividend yield is based on our second quarter cash dividend on a forward basis, plus the special dividend (which combined total $0.9150) and our quarter-end fair market value of $14.50. On a year-over-year basis as of June 30, 2025, the fair market value of our Company’s stock favorably increased by $1.95, or 15.5%, and our market price to tangible book value was 147%, which compares favorably to current industry standards.”

Everson concluded, “Considering that we continue to operate in a challenging and uncertain economic and a highly competitive industry-related environment, we are very pleased with our current performance and future prospects. Even with these present threats to which we are exposed, we are very optimistic about the future growth and earnings potential for United Bancorp, Inc. (UBCP). We firmly believe that with the challenges that our industry has experienced over the course of the past few years, our Company has evolved into a more fundamentally sound organization with a focus on evolving and growing in order to achieve greater efficiencies and scales and generate higher levels of revenue--- while prudently managing expenses and controlling overall costs. We have and continue to invest in areas that will lead to our continued and future relevancy within our industry. Although such initiatives can stress the short-term performance of our Company, we firmly believe that the will help us fulfill our intermediate and longer-term goals and produce above industry earnings and overall performance. As previously mentioned, we still have a vision of growing UBCP to an asset threshold of $1.0 billion or greater in the near term in a prudent and profitable fashion. We are truly excited about our Company’s direction and the potential that it brings. With a keen focus on continual process improvement, product development and delivery, we firmly believe the future for our Company is very bright.”

As of June 30, 2025, United Bancorp, Inc. has total assets of $847.9 million and total shareholders’ equity of $59.7 million. Through its single bank charter, Unified Bank, the Company currently has eighteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. ("UBCP")

	For the Three Months Ended June 30,		%	$
	2025	2024	Change	Change
Earnings
Interest income on loans	$7,406,005	$6,774,227	9.33%	$631,778
Loan fees	274,561	210,687	30.32%	$63,874
Interest income on securities	2,730,779	2,893,288	-5.62%	$(162,509)
Total interest income	10,411,345	9,878,202	5.40%	$533,143
Total interest expense	3,815,466	3,676,520	3.78%	$138,946
Net interest income	6,595,879	6,201,682	6.36%	$394,197
Provision for credit losses - loans	206,000	234,499	-12.15%	$(28,499)
Credit for credit losses - off balance sheet commitments	-	(130,000)	N/A	$130,000
Provision for credit loss expense	206,000	104,499
Net interest income after Provision for credit losses	6,389,879	6,097,183	4.80%	$292,696
Service charges on deposit accounts	801,652	717,557	11.72%	$84,095
Net realized gains on sale of available-for-sale securities	-	78,517	N/A	$(78,517)
Net realized gains on sale of loans	140,698	117,940	19.30%	$22,758
Other noninterest income	447,112	270,076	65.55%	$177,036
Total noninterest income	1,389,462	1,184,090	17.34%	$205,372
Total noninterest expense	5,842,181	5,668,133	3.07%	$174,048
Earnings before income taxes	1,937,160	1,613,140	20.09%	$324,020
Income tax expense (benefit)	22,647	(126,827)	-117.86%	$149,474
Net income	$1,914,513	$1,739,967	10.03%	$174,546

Per share
Earnings per common share - Basic	$0.33	$0.30	10.00%
Earnings per common share - Diluted	0.33	0.30	10.00%
Cash dividends paid	0.1850	0.1750	5.71%

Shares Outstanding
Average - Basic	5,491,032	5,629,558	-
Average - Diluted	5,491,032	5,629,558	-

For the Six Months Ended June 30,	%	$
2025	2024	Change	Change
Earnings
Interest income on loans	$14,510,480	$13,398,075	8.30%	$1,112,405
Loan fees	497,283	349,016	42.48%	$148,267
Interest income on securities	5,245,769	5,751,933	-8.80%	$(506,164)
Total interest income	20,253,532	19,499,024	3.87%	$754,508
Total interest expense	7,411,470	7,182,515	3.19%	$228,955
Net interest income	12,842,062	12,316,509	4.27%	$525,553
Provision for credit losses - loans	302,000	234,499	28.79%	$67,501
Credit for credit losses - off balance sheet commitments	-	(130,000)	N/A
Provision for credit loss expense	302,000	104,499	189.00%	$197,501
Net interest income after provision for credit losses	12,540,062	12,212,010	2.69%	$328,052
Service charges on deposit accounts	1,534,303	1,420,311	8.03%	$113,992
Net realized (gain) loss on sale of available-for-sale securities	143,625	(115,685)	N/A	$259,310
Net realized loss on sale of loans	225,085	195,463	15.15%	$29,622
Other noninterest income	767,861	550,325	39.53%	$217,536
Total noninterest income	2,670,874	2,050,414	30.26%	$620,460
Total noninterest expense	11,428,257	10,506,037	8.78%	$922,220
Earnings before income taxes	3,782,679	3,756,387	0.70%	$26,292
Income (benefit)tax expense	(3,706)	23,508	-115.76%	$(27,214)
Net income	$3,786,385	$3,732,879	1.43%	$53,506

Per share
Earnings per common share - Basic	$0.65	$0.65	0.00%
Earnings per common share - Diluted	0.65	0.65	0.00%
Cash dividends paid	0.5425	0.4975	9.05%
Annualized yield based on quarter end close (excluding special dividend)	5.09%	5.56%	-0.47%

Shares Outstanding
Average - Basic	5,498,214	5,565,391	-
Average - Diluted	5,498,214	5,565,391	-
Common stock, shares issued	6,203,141	6,188,141	-
Shares held as Treasury	246,863	236,863	-

At quarter end
Total assets	$847,884,370	$821,814,882	3.17%	$26,069,488
Total assets (average)	829,327,000	823,684,000	0.69%	$5,643,000
Other real estate and repossessions ("OREO")	3,275,530	3,392,610	-3.45%	$(117,080)
Gross loans	500,747,168	484,514,415	3.35%	$16,232,753
Allowance for credit losses	4,156,314	3,989,255	4.19%	$167,059
Net loans	496,590,854	480,525,160	3.34%	$16,065,694
Non-accrual loans	1,797,604	362,051	396.51%	$1,435,553
Loans past due 30+ days (excludes non accrual loans)	445,206	785,046	-43.29%	$(339,840)
Net loans charged-off	121,978	117,418	3.88%	$4,560
Net overdrafts charged-off	49,966	46,011	8.60%	$3,955
Net charge-offs	171,944	163,429	5.21%	$8,515
Average loans	496,195,000	479,614,000	3.46%	$16,581,000
Cash and due from Federal Reserve Bank	49,686,199	37,569,765	32.25%	$12,116,434
Average cash and due from Federal Reserve Bank	36,085,000	44,968,000	-19.75%	$(8,883,000)
Securities and other restricted stock	231,281,988	244,150,129	-5.27%	$(12,868,141)
Average securities and other restricted stock	235,680,000	244,818,000	-3.73%	$(9,138,000)
Total deposits	642,944,191	623,188,540	3.17%	$19,755,651
Non interest bearing demand	148,476,554	146,552,696	1.31%	$1,923,858
Interest bearing demand	178,984,193	185,583,782	-3.56%	$(6,599,589)
Savings	123,688,804	127,865,757	-3.27%	$(4,176,953)
Time &lt; $250,000	148,475,372	129,030,646	15.07%	$19,444,726
Time &gt; $250,000	43,319,268	34,155,659	26.83%	$9,163,609
Average total deposits	625,746,000	622,656,000	0.50%	$3,090,000
Advances from the Federal Home Loan Bank	75,000,000	75,000,000	0.00%	$-
Overnight advances	-	-	N/A	$-
Term advances	75,000,000	75,000,000	N/A	$-
Subordinated debt (net of unamortized issuance costs)	23,878,031	23,817,155	0.26%	$60,876
Securities sold under agreements to repurchase	35,600,399	30,434,710	16.97%	$5,165,689
Stockholders' equity	59,657,076	60,597,763	-1.55%	$(940,687)
Goodwill and intangible assets (impact on Stockholders' equity)	729,793	879,793	-17.05%	$(150,000)
Tangible stockholders' equity	58,927,283	59,717,970	-1.32%	$(790,687)
Accumulated other comprehensive loss (AOCI) impact on Stockholders' equity	(14,496,096)	(11,219,599)	29.20%	$(3,276,497)
Stockholders' equity (average)	59,626,000	60,498,000	-1.44%	$(872,000)
Stock data
Market value - last close (end of period)	$14.50	$12.55	15.54%
Dividend payout ratio (excludes special dividends paid)	56.54%	54.30%	2.24%
Price earnings ratio	11.15	x	10.20	x	2.00%
Book value per share	$10.02	$10.18	-1.57%
Tangible book value per share	$9.89	$10.03	-1.40%
Market price to book value	144.71%	123.28%	21.43%
Market price to tangible book value	146.61%	125.12%	21.48%
Key performance ratios
Return on average assets (ROA)	0.91%	0.91%	0.01%
Return on average equity (ROE)	12.70%	12.34%	0.36%
Net interest margin (federal tax equivalent))	3.65%	3.54%	0.11%
Interest expense to average assets	1.79%	1.74%	0.05%
Total allowance for credit losses to nonaccrual loans	231.21%	1101.85%	-870.63%
Total allowance for credit losses to total loans	0.83%	0.82%	0.01%
Total past due and nonaccrual loans to gross loans	0.45%	0.24%	0.21%
Nonperforming assets to total assets	0.60%	0.46%	0.14%
Net charge-offs to average loans	0.07%	0.07%	0.00%
Equity to assets at period end	7.04%	7.37%	-0.34%